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                                                                  EXHIBIT 23.1

                       INDEPENDENT ACCOUNTANTS' CONSENT

The Stockholders and Board of Directors
Whittman-Hart, Inc.:

    We consent to incorporation by reference in the registration statements on Forms S-1 (No. 333-18059) and S-8 (No. 333-03523) of Whittman-Hart, Inc. of our reports dated February 7, 1997, relating to the balance sheets of Whittman-Hart, Inc. as of December 31, 1996 and 1995, and the related statements of earnings, stockholders' equity, cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Form 10-K of Whittman-Hart, Inc. These financial statements and financial statement schedule and our reports thereon are included herein.

                                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 28, 1997